Exhibit 3.27
AMENDMENT TO THE ARTICLES OF ASSOCIATION
OF NOVELIS DO BRASIL LTDA.
CNPJ/MF nº 60.561.800/0001-03
NIRE 35.214.430.234
By this private instrument,
NOVELIS INC., a company duly constituted and existing under the Laws of Canada, with headquarters at 3800 Royal Bank Plaza, South Tower, 200 Bay Street, P.O. Box 84, Toronto, Ontario, Canada, herein represented by its legal representative, Mr. Alexandre Moreira Martins de Almeida, Brazilian citizen, married, engineer, domiciled in the Municipality of São Paulo, State of São Paulo, with offices at Avenida das Nações Unidas, 12.551, 15º andar, bearer of the Identification Card RG no. M-1.516.659 (SSP/MG) and enrolled with the Brazilian Treasury Department as an Individual Taxpayer [CPF/MF] under number 638.997.606-20; and
NOVELIS SOUTH AMERICA HOLDINGS LLC, a company duly constituted and existing under the Laws of the State of Delaware, United States of America, with headquarters at 3399 Peachtree Road NE, Suite 1500, Atlanta, Georgia 30326, herein duly represented by its legal representative, Mr. Alexandre Moreira Martins de Almeida, qualified above, members representing the totality of the capital stock of NOVELIS DO BRASIL LTDA., a limited liability company, with headquarters in the Capital City of the State of São Paulo, at Avenida das Nações Unidas, 12.551, 15º andar, Torre Empresarial World Trade Center de São Paulo, Brooklin Novo, Zip Code 04578-000, enrolled with the National Directory of Legal Entities of the Ministry of Finance (CNPJ/MF) under number 60.561.800/0001-03, with its articles of association filed with the Board of Trade of the State of São Paulo under [Company Registration Identification Number] NIRE 35.214.430.234, in session dated May 13, 1997, have agreed to amend the Articles of Association of the Company according to the following terms and conditions:

1. Release of the Pledge of Quotas.
1.1 As a consequence of the (i) Discharge Instrument of Quota Pledge Agreement issued on December 17, 2010 by UBS AG — Stamford Branch, a financial institution, validly constituted and organized under the Laws of the United States of America, with headquarters at 677 Washington Boulevard, Stamford, Connecticut, 06901, and of the (ii) Discharge Instrument of Quota Pledge Agreement issued on December 17, 2010 by Bank of America, N.A, a financial institution, validly constituted and existing under the Laws of the United States of America, with headquarters at 101 S. Tryon Street, Charlotte, NC 28255 (“BoA”), certified copies of which are filed under Enclosure I hereof, the pledge on the corporate quotas held by quotaholder Novelis Inc. was released.
1.2 In face of this fact, the members resolve to amend Chapter II of the Company’s Articles of Association, withdrawing the second, third, fourth and fifth paragraphs, so that it shall become in force with the following wording:
“Chapter II —Capital Stock and Quotas
Article 5 — The Company capital stock is one hundred and twenty million, one hundred and thirty-one thousand Brazilian reais (R$ 120,131,000.00), divided into one hundred and twenty million, one hundred and thirty-one thousand (120,131,000) equal quotas with par value of one Brazilian real (R$ 1.00) each, fully subscribed and paid-in, in local currency and in assets, and distributed among the members as follows:

Quotaholder	Number of quotas	Value (R$)
novelis inc.	120,130,999	120,130,999.00
novelis south america holdings llc	1	1.00
Total	120,131,000	120,131,000.00

Paragraph One — The responsibility of each member is, according to the law, restricted to the amount of its quotas, however all members are severally liable for the payment of the capital stock”.
2. New Pledge of Quotas.
2.1 As the following new documents were entered into: (i) Quota Pledge Agreement between the Company, quotaholder Novelis Inc. and BoA, on December 17, 2010 for the purpose of guaranteeing a loan agreement whereby quotaholder Novelis Inc, is the borrower and BoA as lender (Revolving Credit Agreement), and (ii) Quota Pledge Agreement between the Company, quotaholder Novelis Inc. and BoA, dated December 17, 2010 for the purpose of guaranteeing a loan agreement in which quotaholder Novelis Inc is the borrower and BoA is the Lender (Term Loan Agreement), the members hereby and in the best form of the law, approve the constitution of pledge on the quotas held by quotaholder Novelis Inc. Thus, the members resolve to amend Section III of the Company’s articles of association, inserting paragraphs two, three, four and five, with the following wording:
Chapter II —Capital Stock and Quotas
Article 5 — The Company Capital Stock is one hundred and twenty million, one hundred and thirty-one thousand Brazilian reais (R$ 120,131,000.00) divided into one hundred and twenty million, one hundred and thirty-one thousand (120.131.000) equal quotas with par value of one Brazilian real (R$ 1.00) each, fully subscribed and paid-in, in local currency and in assets, and distributed among the members as follows:

Quotaholder	Number of quotas	Value (R$)
novelis inc.	120,130,999	120,130,999.00
novelis south america holdings llc	1	1.00
Total	120,131,000	120,131,000.00
Paragraph One — The responsibility of each member is, according to the law, restricted to the amount of its quotas, however all members are severally liable for the payment of the capital stock.

Paragraph Two — The one hundred and twenty million, one hundred and thirty thousand, nine hundred and ninety-nine (120.130.999) quotas, representing the Company capital stock, pertaining to quotaholder Novelis Inc., qualified above, are hereby pledged to Bank of America, N.A., a financial institution, validly constituted and existing under the Laws of the United States of America, with headquarters at 101 S. Tryon Street, Charlotte, NC 28255 (“BoA”), under the following agreements: (i) Quota Pledge Agreement, entered into on December 17, 2010 for the purpose of guaranteeing a loan agreement whereby quotaholder Novelis Inc is the borrower and BoA is the lender (Revolving Credit Agreement), and (ii) Quota Pledge Agreement, entered into on December 17, 2010 for the purpose of guaranteeing a loan agreement in which quotaholder Novelis Inc is the borrower and BoA is the Lender (Term Loan Agreement).
Paragraph Three — The one hundred and twenty million, one hundred and thirty thousand, nine hundred and ninety-nine (120,130,999) quotas shall remain pledged during the term of the agreements mentioned under items (i) and (ii) of Paragraph Two of this Clause.
Paragraph Four — The pledged quotas shall grant Novelis Inc, qualified above, the sole and exclusive title to the voting rights and receipt of dividends on such quotas.
Paragraph Five — The exercise of the voting rights by Novelis Inc, qualified above, shall be independent from the consent of Bank of America. N.A., qualified above, as the pledge creditor.
3. Closing of branches. The quotaholders resolve, as well, to amend the sole paragraph of clause 2 so as to restate the contents of such clause, with the Quotaholders’ Meeting held on May 20, 2010, when the quotaholders resolved to close several branches of the Company:
Article 2 — The Company has its headquarters and jurisdiction in the Capital City of the State of São Paulo, at Avenida das Nações Unidas, 12.551, 15o andar, Torre Empresarial World Trade Center de São Paulo, Brooklin Novo, place enrolled with the CNPJ/MF under number 60.561.800/0001-03, where its administrative office is located, and from where the Company is managed, being entitled to open branches, agencies or dealerships anywhere in the Country or abroad.
Sole Paragraph — In addition to its headquarters described in the “caput”, the Company has, on this date, branches or facilities in the following addresses, with the corresponding enrollments with the CNPJ/MF: Rua Felipe Camarão, 414, Santo André — SP — CNPJ/MF no. 60.561.800/0002-94; Avenida Américo René Gianetti, s/nº, Ouro Preto — MG — CNPJ/MF no 60.561.800/0030-48; Fazenda Usina da Brecha, Guaraciaba — MG — CNPJ/MF no. 60.561.800/0032-00; Fazenda Usina do Salto, Ouro Preto — MG — CNPJ/MF no. 60.561.800/0033-90; Avenida Buriti, no. 1.087, Pindamonhangaba — SP — CNPJ/MF no. 60.561.800/0041-09; Estrada do Brito, s/nº, Ponte Nova — MG — CNPJ/MF no. 60.561.800/0051-72; Via das Torres, s/nº, Candeias — BA — CNPJ/MF no. 60.561.800/0086-00; Estrada de Miguel Rodrigues a Barroca, s/nº, Cachoeira do Brumado, Municipality of Mariana — MG — CNPJ/MF no. 60.561.800/0005-37; Fazenda Usina de Furquim, Municipality of Mariana — MG — CNPJ/MF no. 60.561.800/0008-80; Via Matoin, s/nº, Aratu, Municipality of Candeias — BA — CNPJ/MF no. 60.561.800/0088-64; and Avenida do Contorno, n° 8.000, sala 802, District Santo Agostinho, Belo Horizonte — MG.
4. Corporate Object. The quotaholders resolve to amend the corporate object in order to include the activity of recycling of aluminum and other materials, performing all activities related to the acquisition, collection, transportation, conversion, sale, import, export, for itself or on account of third parties, of used beverage packages, scrap and other primary or recyclable forms of aluminum and other materials. In face of the above, article 3 of the Company’s articles of association shall become in force with the following new wording:
Article 3 — The Company has the purpose of: a) producing, transforming, buying, selling, importing, exporting, for itself or on account of third parties, aluminum and all and any metals and materials, chemicals, electro-chemicals, electro metallurgical, as well as manufacturing and trading such products, by-products and derivatives; b) producing, manufacturing, selling, importing, exporting, for itself or on account of third parties, aluminum packages in general, and of other materials, associated or not, for any purposes; c) manufacturing, buying, selling, importing and exporting materials, machinery, equipment, tools, parts, pieces and accessories, for itself or on account of third parties; d) representing local or foreign companies; and e) participating of other companies as member, shareholder or quotaholder, performing all acts convenient to the protection and development of such participation; f) generating and distributing electric power for own consumption or sale, fully or partially, building and maintaining plants and their facilities, by means of concession or authorization by the competent authorities; g) promoting and exploring, on its account or that of third parties, business and activities of research and mineral mining of any and all substances, as well as the transportation, handling, processing, conversion and any other industrial process of use of the product resulting from the mining activity; and h) acting in the area of aluminum recycling, performing all activities related to the acquisition, collection, transportation, conversion, sale, import, export, for itself or on account of third parties, of used beverage packages, scrap and other primary forms or recyclable of aluminum and other materials, including the provision of services and other activities object of the Company applicable to the area and listed above in this article.
5. Restatement. Finally, the quotaholders resolve to ratify the provisions of the Company’s articles of association which were not amended by this instrument and to restate the articles of association of the Company, so as to become in force with the following new wording:

“ARTICLES OF ASSOCIATION
Chapter I —Corporate Name, Headquarters, Corporate Object and Term
Article 1 — The limited liability company constituted under the corporate name Novelis do Brasil Ltda. is ruled by the provisions hereof and by the provisions of articles 1052 to 1087 of Law 10.406, dated January 10, 2002, and, supplementarily, by the provisions of articles 997 to 1.038 of the same Law 10.406, dated January 10, 2002, as well as by Law 6.404, dated December 15, 1976, and further amendments, having been converted into a limited liability company by force of the Ordinary and Extraordinary General Meetings, held on April 24, 1997.
Article 2 — The Company has its headquarters and court in the Capital City of the State of São Paulo, at Avenida das Nações Unidas, 12.551, 15o andar, Torre Empresarial World Trade Center de São Paulo, Brooklin Novo, place enrolled with the CNPJ/MF under number 60.561.800/0001-03, where its administrative office is located, and from where the Company is managed, being entitled to open branches, agencies or dealerships anywhere in the Country or abroad.
Sole Paragraph — In addition to its headquarters described in the “caput”, the Company has, on this date, branches or facilities in the following addresses, with the corresponding enrollments with the CNPJ/MF: Rua Felipe Camarão, 414, Santo André — SP — CNPJ/MF no. 60.561.800/0002-94; Avenida Américo René Gianetti, s/nº, Ouro Preto — MG — CNPJ/MF no. 60.561.800/0030-48; Fazenda Usina da Brecha, Guaraciaba — MG — CNPJ/MF no. 60.561.800/0032-00; Fazenda Usina do Salto, Ouro Preto — MG — CNPJ/MF no. 60.561.800/0033-90; Avenida Buriti, nº 1.087, Pindamonhangaba — SP - CNPJ/MF no. 60.561.800/0041-09; Estrada do Brito, s/nº, Ponte Nova — MG — CNPJ/MF no. 60.561.800/0051-72; Via das Torres, s/nº, Candeias — BA — CNPJ/MF no. 60.561.800/0086-00; Estrada de Miguel Rodrigues a Barroca, s/nº, Cachoeira do Brumado, Municipality of Mariana — MG — CNPJ/MF no. 60.561.800/0005-37; Fazenda Usina de Furquim, Municipality of Mariana — MG — CNPJ/MF no. 60.561.800/0008-80; Via Matoin, s/nº, Aratu, Municipality of Candeias — BA — CNPJ/MF no. 60.561.800/0088-64; and Avenida do Contorno, n° 8.000, sala 802, District Santo Agostinho, Belo Horizonte — MG.
Article 3 — The Company has the purpose of: a) producing, transforming, buying, selling, importing, exporting, for itself or on account of third parties, aluminum and all and any metals and materials, chemicals, electrochemicals, electrometallurgical, as well as manufacturing and trading such products, by-products and derivatives; b) producing, manufacturing, selling, importing, exporting, for itself or on account of third parties, aluminum packages in general, and of other materials, associated or not, for any purposes; c) manufacturing, buying, selling, importing and exporting materials, machinery, equipment, tools, parts, pieces and accessories, for itself or on account of third parties; d) representing local or foreign companies; e) participating of other companies as member, shareholder or quotaholder, performing all acts convenient to the protection and development of such participation; f) generating and distributing electric power for own consumption or sale, fully or partially, building and maintaining plants and their facilities, by means of concession or authorization by the competent authorities; g) promoting and exploring, on its account or that of third parties, business and activities of research and mineral mining of any and all substances, as well as the transportation, handling, processing, conversion and any other industrial process of use of the product resulting from the mining activity; and h) acting in the area of aluminum recycling, performing all activities related to the acquisition, collection, transportation, conversion, sale, import, export, for itself or on account of third parties, of used beverage packages, scrap and other primary forms or recyclable of aluminum and other materials, including the provision of services and other activities object of the Company applicable to the area and listed above in this article.
Article 4 — The term of the Company is undefined, and activities were started on December 31st, 1940.
“Chapter II —Capital Stock and Quotas
Article 5 — The Capital Stock is one hundred and twenty million, one hundred and thirty-one thousand Brazilian reais (R$120,131,000.00) divided into one hundred and twenty million, one hundred and thirty-one thousand (120.131.000) equal quotas with par value of one Brazilian real (R$1.00) each, fully subscribed and paid-in, in local currency and in assets, and distributed among the members as follows:

Quotaholder	Number of quotas	Value (R$)
novelis inc.	120,130,999	120,130,999.00
novelis south america holdings llc	1	1.00
Total	120,131,000	120,131,000.00

Paragraph One — The responsibility of each member is, according to the law, restricted to the amount of its quotas, however all members are severally liable for the payment of the capital stock.
Paragraph Two — The one hundred and twenty million, one hundred and thirty thousand, nine hundred and ninety-nine (120,130,999) quotas, representing the Company capital stock, pertaining to quotaholder Novelis Inc., qualified above, are hereby pledged to Bank of America, N.A., financial institution validly constituted and existing under the Laws of the United States of America, with headquarters at 101 S. Tryon Street, Charlotte, NC 28255 (“BoA”), under the following agreements: (i) Quota Pledge Agreement between the Company, entered into on December 17, 2010 for the purpose of guaranteeing a loan agreement whereby quotaholder Novelis Inc is the borrower and BoA is the lender (Revolving Credit Agreement), and (ii) Quota Pledge Agreement entered into on December 17, 2010 for the purpose of guaranteeing a loan agreement in which quotaholder Novelis Inc is the borrower and BoA is the Lender (Term Loan Agreement).
Paragraph Three — The one hundred and twenty million, one hundred and thirty thousand, nine hundred and ninety-nine (120,130,999) quotas shall remain pledged during the course of the agreements mentioned under items (i) and (ii) of Paragraph Two of this Clause.
Paragraph Four — The pledged quotas shall grant Novelis Inc, qualified above, the sole and exclusive title to the voting rights and receipt of dividends on such quotas.
Paragraph Five — The exercise of the voting rights by Novelis Inc, qualified above, shall be independent from the consent of Bank of America. N.A., qualified above, as the pledge creditor.
Chapter III —Administration
Article 6 — The Company shall be managed and represented by at least one of the two Managers, being one the President and a Financial Director, who shall reside in the Country, whether or not they are quotaholders, appointed by the totality of the members, or yet, by one or more attorneys in fact appointed for such purpose.
Paragraph One — The acts listed below shall be performed in the following order: (i) by the President or the Financial Director, jointly or individually, and (ii) by the attorney-in-

fact or attorneys-in-fact, appointed according to the “caput”, observing the provisions of Article 9.
a) acquisition, disposal or encumbrance of any chattel or real estate properties, as well as of the rights related thereto;
b) appointment, admission, hiring, suspension and dismissal of employees and representatives of the Company, determining jobs, compensation and other conditions of the service provision;
c) define the general and administrative expenses of the Company;
d) open, use, and close bank accounts, of whatever value involved;
e) resolve on the use or investment of all funds available, owned by the Company;
f) acquire loans, granting the creditors any guarantees, material or securities, on assets and rights of the Company;
g) issue, sign, accept, endorse and negotiate checks, bills of exchange, promissory notes, as well as other negotiable securities of whatever nature;
h) obtain, control and dispose of raw materials and supplies of whatever nature, being entitled to, for such purpose, execute agreements, statements, letters of intent, as well as any other document required to perform such transactions;
i) execute agreements of whatever nature for the sale of the products manufactured by the Company, being, for such purpose, allowed to take all steps required for the sale, in the internal or external market, executing any statements, forms and other documents required for such transactions;
j) execute agreements of whatever nature for the acquisition of any products, being, for such purpose, allowed to take all steps required for the purchase, in the internal or external market, executing any statements, forms and other documents required for such transactions;
l) grant powers of attorney to lawyers to represent the Company judicially or extrajudicially, with powers to substitute, compromise and make settlements;

m) grant powers of attorney on behalf of the Company to third parties, with specific powers to perform the acts mentioned on this Paragraph, as well as on Paragraph Two of this Article.
n) contract, change and cancel insurances covering risks of whatever nature;
o) call and preside the General Meetings;
p) acquire interest in the capital of other companies; and
q) other acts of the administration, even if not expressly mentioned above.
Paragraph Two — The President, or the Financial Director, or the attorney-in-fact or attorneys-in-fact appointed according to the “caput” shall represent the Company before any Federal, State and Municipal public offices, public/private companies, Boards of Trade, Workers and Owners Unions, customer protection offices, public utilities and any other offices of the Direct or Indirect Public Administration.
Paragraph Three — The elected managers, when taking office, must state, under legal penalties, that they have not been condemned due to any crime which penalty prohibits the exercise of the administration of Companies, under the terms of article 1.011, paragraph 1 of the Civil Code.
Paragraph Four — The powers of the Managers shall be determined by holders of quotas corresponding to at least seventy-five percent (75%) of the capital stock.
Article 7 — The mandate of the Managers shall have one (1) year duration, counted as of the date of the resolution appointing same, up to the date of the subsequent resolution, with a possible reelection.
Article 8 — Except for the “ad judicia” powers of attorney, the powers of attorney referred under letter “m” of Article 6 shall have a term of up to one (1) year.
Sole Paragraph — The powers of attorney referred to under letter “m” of article 6 shall not be substituted, unless there is an express authorization therefore.
Article 9 — Should there occur a vacancy, absence or impediment of the President, he/she shall be substituted by the Financial Director. Should there be a vacancy, absence or impediment of the Financial Director, he/she will be substituted by the attorney-in-fact or attorneys-in-fact mentioned in the “caput” of Article 6, until such time when the vacancy is filled, the absence or impediment of any of the parties mentioned above ceases.
Article 10 — The act of any of the managers, attorneys-in-fact or employees, representing obligation or liability foreign to the corporate object is expressly prohibited and shall be null and void in relation to the Company.
Chapter IV — Quotaholders’ Meetings
Article 11 — The Ordinary Meeting of Quotaholders shall be held annually, within the first four months subsequent to the closing of the fiscal year, for the purpose of resolving on the election of the managers, as well as to receive the management accounts, resolve on the balance sheet and economic results, and deal with other issues of interest of the Company.
Article 12 — The corporate resolutions shall be adopted in Quotaholders’ Meetings, and only the Minutes of Resolutions and Instruments of Contractual Amendment executed by the members attending the Meeting, as required to make the resolutions valid, but without prejudice of other wishing to sign them, in the presence of two witnesses, shall be valid for registration and other legal effects. The first copy thereof shall be filed with the Public Registrar of Legal Entities, and the second copy filed within the Company headquarters, together with the registration protocol, with express release of (i) the filing with the Trade Registrar of Minutes of Meetings which are not destined to produce effects before third parties, and (ii) the opening of book of minutes of meetings.
Paragraph One — The appointment of managers who are not members depend on the unanimous appointment by the members, when the capital stock is not fully paid-in.
Paragraph Two — The following acts depend on resolution of members holding quotas corresponding to at least seventy percent (75%) of the capital stock; (i) the amendment of the articles of association; (ii) the conversion, incorporation, merger, dissolution, liquidation, or suspension of the liquidation status of the Company; (iii) the dismissal of the manager; (iv) the definition of the compensation of the managers; (v) the application for bankruptcy or composition of creditors of the Company; (vi) the assignment of quotas to third parties; (vii) approval of the Management Accounts; (viii) the appointment and dismissal of liquidators and the judgment of their accounts; and (ix) the appointment of non-member managers when the capital stock is fully paid-in, or the appointment of managing members.

Paragraph Three — The votes in the corporate resolutions shall be counted according to the value of the quotas held by each member.
Article 13 — The Quotaholders’ Meetings shall be called by the managers, or by the members when the management delays the call for over sixty (60) days.
Paragraph One — The Meeting call shall be done through internal notice, “e-mail” or fax, stating the place, day and time of the Meeting, as well as the agenda to be discussed, with express waiver of the publication of the call in newspapers.
Paragraph Two — The attendance of all members or their statement to the effect that they are aware of the place, date, time and agenda shall release the prior call.
Paragraph Three — The Quotaholders’ Meeting can be waived when all members decide, in writing, on the matter which would be object of the Meeting.
Chapter V — Fiscal Year, Financial Statements and Dividends
Article 14 — The fiscal year shall start on January 1st and end on December 31st of the same year.
Article 15 — The balance sheet, statement of accrued profits or losses, the statement of results of the fiscal year and the statement of origins and investment of resources (cash flow) shall be prepared at the end of each fiscal year, based in the commercial records of the Company and in the current legislation, and will be submitted to approval by the Members.
Paragraph One — The net profits determined in each fiscal year shall bear the application determined by the Members. The distribution shall always be pro-rata the quotas held.
Paragraph Two — A semi-annual balance sheet shall be prepared every six months, and the members may declare dividends on the account of profits determined by such balance sheet.
Paragraph Three — The Members may also declare interim dividends, on the account of accrued profits or profit reserves existing in the latest annual or semi-annual balance sheet.

Paragraph Four — The Company may also prepare balance sheets in lower intervals, and the members shall decide on the distribution of the profits determined in such balance sheets, or incorporate them to the capital, observing the provisions of Paragraph One of Article 204 of Law no. 6.404, dated December 15, 1976.
Chapter VI — Miscellaneous
Article 16 — The company shall be liquidated in the legal cases, being the liquidation mode and the liquidator determined unanimously by the Members during Quotaholders’ Meeting.
Article 17 — Under the terms of article 1.085 of Law 10.406, dated January 10, 2002, the member may be excluded of the Company due to Cause, by resolution of members holding quotas representing the majority of the capital stock, during Quotaholders’ Meeting especially called for such purpose, notifying the member to be excluded within maximum fifteen (15) days before the date of the Meeting.
Paragraph One — For the purposes of this Article, Cause is considered to be: — (i) the performance of acts of undeniable gravity; (ii) place at risk the existence or continuity of the Company; (iii) exercise commercial activity competing with the Company; (iv) associate or constitute company in the same segment of activity of the Company, however not pertaining to its economic group; (v) be dismissed due to cause by the Company, in case the person is an employee thereof; (vi) be condemned due to bankruptcy crime, prevarication, bribery, embezzlement or graft; or crime against the people’s economy, against the national financial system, against the competition protection rules, against consumption relations, public faith or property.
Article 18 — The death of any of the quotaholders shall not dissolve the Company, and its quotas shall revert to the equity of the majority quotaholder, which, on the basis of the latest Balance Sheet of the Company, shall pay the succeeding estate, and, at the discretion of the remaining members, third party quotaholders may be admitted.
Article 19 — The members decide that, under the terms of article 1053, Sole Paragraph, of Law no. 10.406/02, the Company shall be supplementarily ruled by the incorporation rules contained in Law no. 6.404/76, and its further amendments.
Article 20 — The Jurisdiction of São Paulo, Capital City, is hereby elected with express waiver of any other, to settle issues originated herefrom.

The parties execute this instrument in five (5) counterparts of equal tenor and form, in the presence of two (2) witnesses.
São Paulo, December 17, 2010.

Novelis Inc. By: Alexandre Moreira Martins de Almeida	Novelis South America Holdings LLC By: Alexandre Moreira Martins de Almeida
Witnesses:

1.	2.

Name:Carina Cunto Ruiz ID: 29.144.663-2 SSP/SP	Name:Lazara Damaris Baltazar Carvalho ID: 17.539.112-9 SSP/SP